                             EXHIBIT (10) (f)

                     Bank of New Hampshire Corporation


The "Amended and Restated Agreement as to Future Employment" (the so called Change of Control Agreements) by and between Bank of New Hampshire Corporation ("Company") and ("Executive") follows.

The Executives party to the agreement are:

     Davis P. Thurber - Chairman and President
     Paul R. Shea - Senior Executive Vice President
     Gregory D. Landroche - Executive Vice President

The Change of Control Agreements are identical with respect to the three above named executive officers. A representative form of agreement follows.

                     BANK OF NEW HAMPSHIRE CORPORATION



                           AMENDED AND RESTATED

                                 AGREEMENT

                                   AS TO

                             FUTURE EMPLOYMENT



                              By and Between

               Bank of New Hampshire Corporation ("Company")

                                    and

                               ("Executive")















                                  Dated:

                            December 30, 1994,
                     for and as of December 21, 1994,
                        the date of approval by the
                      Board of Directors of Company.

                                   Index

1.  Certain Definitions                                                  2
    (a) The "Effective Date"                                             2
    (b) The "Change of Control Period"                                   2

2.  Change of Control                                                    2
    (a) Acquisition                                                      2
    (b) Incumbent Board                                                  3
    (c) Reorganization, Merger or Consolidation                          3
    (d) Controlling Group                                                4
    (e) Liquidation or Dissolution                                       4

3.  Employment Period                                                    4

4.  Terms of Employment                                                  4
    (a) Position and Duties                                              4
    (b) Compensation                                                     5

5.  Termination of Employment                                            7
    (a) Death or Disability                                              7
    (b) Cause                                                            7
    (c) Good Reason                                                      8
    (d) Notice of Termination                                            9
    (e) Date of Termination                                              9

6.  Obligations of the Company upon Termination                         10
    (a) Good Reason; Other than for Cause,
        Death or Disability                                             10
    (b) Death                                                           11
    (c) Disability                                                      12
    (d) Cause; Other than for Good Reason                               12

7.  Non-exclusively of Rights                                           13

8.  Full Settlement                                                     13

9.  Certain Additional Payment by Company                               13
    (a) Excise Tax - IRC S 4999                                         13
    (b) Determination of Accounting Firm                                14
    (c) Notification by Executive                                       15
    (d) Refund by Executive                                             16

10. Confidential Information                                            16

11. Successors                                                          17
    (a) Non-Assignable as to Executive                                  17
    (b) Binding Effect                                                  17
    (c) Assumption by Successor to Company                              17

12. Miscellaneous                                                       17
    (a) Applicable Law; Jurisdiction                                    17
    (b) Notices and Communication                                       17
    (c) Validity and Enforceablity                                      18
    (d) Withholding of Taxes                                            18
    (e) Waiver                                                          18
    (f) Present Employment, Condition of                                18
    (g) Merger of Understanding                                         18
    (h) Headings and Titles                                             19
    (i) Amendments                                                      19
    (j) Counterparts                                                    19

Signatures                                                              19

                BANK OF NEW HAMPSHIRE CORPORATION



                      Amended and Restated
                            Agreement
                              as to
                        Future Employment


    AGREEMENT, made this 30th day of December, 1994, for and as of December 21, 1994, by and between Bank of New Hampshire Corporation, a New Hampshire bank holding company, registered pursuant to the Federal Bank Holding Company Act of 1956, as amended, with a principal place of business at 300 Franklin Street, Manchester, New Hampshire 03105, (hereafter, the "Company"), and Davis P. Thurber, 25 Swart Terrace, of Nashua,
New Hampshire 03060, (hereafter, the "Executive"), and together, sometimes hereafter referred to as the "Parties."

    WHEREAS, the Board of Directors of the Company (the "Board"), has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as hereafter defined) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control, and to encourage the Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations.

    WHEREAS, Company further recognizes that the financial services industry is currently undergoing structural and legislative changes, with the expectation of additional changes in the future, and that such changes would tend to exacerbate the uncertainties for Executive that a Change of Control might create;

    WHEREAS, if Company should receive proposals, whether invited or uninvited, from third parties with respect to its future, it believes it important that Executive be in a position to assess and advise the Board whether such proposals would be in the best interests of Company and its shareholders, without being influenced by the uncertainties of Executive's own employment situations or circumstances;

    WHEREAS, the Board wishes to demonstrate to Executive that Company is concerned with his welfare and intends to see that loyal executives are treated fairly; and

    WHEREAS, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

    NOW, THEREFORE, in consideration of the premises, representations and covenants herein contained, and for other and valuable consideration, the receipt of which is acknowledged, the Parties hereto agree as follows:

    1. Certain Definitions. (a) The "Effective Date" shall mean the first date during the Change of Control Period (as defined in Section 1(b)) on which a Change of Control (as defined in Section
2) occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive's employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the "Effective Date" shall mean the date immediately prior to the date of such termination of employment.

    (b) The "Change of Control Period" shall mean the period commencing on the date hereof and ending on the earlier to occur of (i) the third anniversary of the date hereof; or (ii) the first day of the month next following the date the Executive actually retires ("Retirement Date") under The Retirement Plan for the Employees of Bank of New Hampshire Corporation and Affiliates, as adopted by the Company for the benefit of its employees, including Executive, or any successor or replacement retirement plan hereafter adopted by the Company at any time, and from time to time ("Retirement Plan"); provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the "Renewal Date"), unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate three years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to the Executive that the Change of Control Period shall not be so extended.

    2. Change of Control. For the purpose of this Agreement, a "Change of Control," shall mean:

    (a) Acquisition - The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person"), except to the extent such person, entity, or "group" presently exists and has been identified, prior to the date hereof, by the Board in Exchange Act filings, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company,
(ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or
(iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2; or

    (b) Incumbent Board - Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

    (c) Reorganization, Merger or Consolidation - Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

    (d) Controlling Group - Not applicable.

    (e) Liquidation or Dissolution - Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

    3. Employment Period. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the earlier to occur of (i) the third anniversary of such date, or (ii) the first day of the month coinciding with or next following the Executive's Retirement Date (the "Employment Period").

    4. Terms of Employment. (a) Position and Duties. (i) During the Employment Period, (A) the Executive's position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date and (B) the Executive's services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 35 miles from such location within the State of New Hampshire.

         (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the

Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

    (b) Compensation. (i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary ("Annual Base Salary"), which shall be paid at a monthly rate, at least equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company and its affiliated companies in respect of the twenty-four-months period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date and thereafter at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. As used in this Agreement, the term "affiliated companies" shall include any company controlled by, controlling or under common control with the Company.

         (ii) Annual Bonus. In addition to Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the "Annual

Bonus") in cash at least equal to the Executive's highest bonus paid by the Company and/or its affiliates during any of the last three full fiscal years prior to the Effective Date (annualized in the event that the Executive was not employed by the Company for the whole of such fiscal year) (the "Recent Annual Bonus"). Each such Annual Bonus shall be paid no later than the end of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus.

         (iii) Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

         (iv) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

         (v) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

         (vi) Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits, including, without limitation, tax and financial planning services, payment of club dues, and, if applicable, use of an automobile and payment of related expenses, in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

         (vii) Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

         (viii) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

    5. Termination of Employment. (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 12(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for either (i) 180 consecutive business days or more, or (ii) a cumulative period of 180 days or more in any consecutive twelve-months period, as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative.

    (b) Cause. The Company may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean:

         (i) the willful and continued failure of the Executive to perform substantially the Executive's duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief

    Executive officer of the Company which specifically identifies the manner in which the Board or Chief Executive officer believes that the Executive has not substantially performed the Executive's duties and which provides a reasonable and ample opportunity for the Executive to correct and/or remediate his alleged failures, and/or deficiencies, or

         (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful, unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

    (c) Good Reason. The Executive's employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

         (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 4(a) of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

         (ii) any failure by the Company to comply with any of the provisions of Section 4(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

         (iii) the Company's requiring the Executive to be based at any office or location other than as provided in Section 4(a)(i)(B) hereof or the Company's requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date;

         (iv) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement;

         (v) the election of Executive to opt for retirement under the Retirement Plan; or

         (vi) any failure by the Company to comply with and satisfy Section 11(c) of this Agreement.

For purposes of this Section 5(c), any good faith determination of "Good Reason" made by the Executive shall be conclusive. Anything in this Agreement to the contrary notwithstanding, a termination by the Executive for any reason during the 30-day period immediately following the first anniversary of the Effective Date shall be deemed to be a termination for Good Reason for all purposes of this Agreement.

    (d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

    (e) Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

    6. Obligations of the Company upon Termination. (a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive's employment other than for Cause or Disability or the Executive shall terminate employment for Good Reason:

         (i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

              A. the sum of (1) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the higher of
         (I) the Recent Annual Bonus and (II) the Annual Bonus paid or payable, including any bonus or portion thereof which has been earned but deferred (and annualized for any fiscal year consisting of less than twelve full months or during which the Executive was employed for less than twelve full months), for the most recently completed fiscal year during the Employment Period, if any (such higher amount being referred to as the "Highest Annual Bonus") and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), and (3) shall be hereinafter referred to as the "Accrued obligations"); and

              B. the amount equal to the product of (1) three and
         (2) the sum of (x) the Executive's Annual Base Salary and (y) the Highest Annual Bonus; and

              C. an amount equal to the excess of (a) the actuarial equivalent of the benefit under the Retirement Plan (utilizing actuarial assumptions no less favorable to the Executive than those in effect under the Retirement Plan immediately prior to the Effective
         Date), and any excess or supplemental retirement plan in which the Executive participates (together, the "SERP") which the Executive would receive if the Executive's employment continued for three years after the Date of Termination assuming for this purpose that all accrued benefits are fully vested, and, assuming that the Executive's compensation in each of the three years is that required by Section 4(b)(i) and Section 4(b)(ii), over (b) the actuarial equivalent of the Executive's actual benefit (paid or payable), if any, under the Retirement Plan and the SERP as of the Date of Termination;

         (ii) for three years after the Executive's Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 4(b)(iv) of this Agreement if the Executive's employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families, provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until three years after the Date of Termination and to have retired on the last day of such period;

         (iii) the Company shall, at its sole expense as incurred, provide the Executive with outplacement services the scope and provider of which shall be selected by the Executive in his sole discretion; and

         (iv) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

    (b) Death. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of other Benefits, the term Other Benefits as utilized in this Section 6(b) shall include, without limitation, and the Executive's estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and affiliated companies to the estates and beneficiaries of peer executives of the Company and such affiliated companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive's estate and/or the Executive's beneficiaries, as in effect on the date of the Executive's death with respect to other peer executives of its affiliated companies and their beneficiaries.

    (c) Disability. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of other Benefits, the term Other Benefits as utilized in this Section 6(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and its affiliated companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive's family, as in effect at any time thereafter generally with respect to other peer executives of the Company and its affiliated companies and their families.

    (d) Cause; Other Than for Good Reason. If the Executive's employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (x) his Annual Base Salary through the Date of Termination, (y) the amount of any compensation previously deferred by the Executive, and (z) other Benefits, in each case to the extent theretofore unpaid. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued obligations and the timely payment or provision of other Benefits. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

    7. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor, subject to Section 12(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

    8. Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

    9. Certain Additional Payment by Company.

    (a) Excise Tax - IRC T 4999 - Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (a "Payment") would be subject to the excise tax imposed by
Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 9(a), if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Executive, after taking into account the Payments and the Gross-Up Payment, would not receive a net after-tax benefit of at least $50,000 (taking into account both income taxes and any Excise Tax) as compared to the net after-tax proceeds to the Executive resulting from an elimination of the Gross-Up Payment and a reduction of the Payments, in the aggregate, to the greatest amount (the "Reduced Amount") such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

    (b) Determination of Accounting Firm. Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young, LLP, or such other certified public accounting firm as may be designated by the Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this
Section 9, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 9(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

    (c) Notification by Executive. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:


         (i) give the Company any information reasonably requested by the Company relating to such claim,

         (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

         (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

         (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

    (d) Refund by Executive. If, after the receipt by the Executive of an amount advanced by the Company pursuant to
Section 9(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 9(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

    10. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, knowingly communicate or divulge any such secret or confidential information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

    11. Successors. (a) Non-Assignable as to Executive - This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or by assignment to the Trustee of a revocable intervivos trust ("grantor" type trust) created by Executive for the benefit of Executive and/or Executive's family, or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

    (b) Binding Effect - This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

    (c) Assumption by Successor to Company - The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

    12. Miscellaneous. (a) Applicable Law; Jurisdiction - This Agreement shall be governed by and construed in accordance with the laws of the State of New Hampshire, without reference to principles of conflict of laws. Disputes which may arise in connection with this Agreement or any provision thereof shall be litigated and/or arbitrated within the State of New Hampshire. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

    (b) Notices and Communication - All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

    If to the Executive:





    If to the Company:

    Bank of New Hampshire Corporation
    300 Franklin Street - P.O. Box 600
    Manchester, New Hampshire 03105;

    cc:  Executive Compensation Committee (Board of Directors)
         Bank of New Hampshire Corporation
         300 Franklin Street - P.O. Box 600
         Manchester, New Hampshire 03105

         Attention: Committee Chairman

or, to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

    (c) Validity and Enforceability - The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

    (d) Withholding of Taxes - The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

    (e) Waiver - The Executive's, or the Company's, failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 5(c)(i)-(v) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

    (f) Present Employment, Condition of - The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is "at will" and, subject to Section 1(a) hereof, prior to the Effective Date, the Executive's employment and/or this Agreement may be terminated by either the Executive or the Company at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement. From and after the Effective Date this Agreement shall supersede any other agreement between the Parties with respect to the subject matter hereof.

    (g) Merger of Understanding - This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matters hereof.

    (h) Headings and Titles - The headings and titles of sections and subsections of this Agreement are for convenience only and shall not have any independent legal effect.


    (i) Amendments - This Agreement may be amended only by a written instrument of Amendment signed by each of the Parties.

    (j) Counterparts - This Agreement may be executed in multiple counterparts for retention by the Executive, the Company, and legal counsel to the Company.

    IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

WITNESS:



__________________________   ____________________________________
                             (Executive)



                             BANK OF NEW HAMPSHIRE CORPORATION



Attest:___________________   By:_________________________________
       Secretary                Its _____________ Duly authorized
                                      (Company)

                             EXHIBIT (10) (g)

                     BANK OF NEW HAMPSHIRE CORPORATION

                       EXECUTIVE EXCESS BENEFIT PLAN


THIS PLAN is established this 24th day of August, 1994 by Bank of New Hampshire, a New Hampshire Corporation with its principal place of business in Manchester, New Hampshire.

1. Purpose. This Plan is intended to provide certain executives of Bank of New Hampshire Corporation with payments to replace benefits such executives would be entitled to pursuant to the terms of the Retirement Plan for the Employees of Bank of New Hampshire Corporation and Affiliates, but for the amendments required to be made to such Plan by virtue of certain limitations on benefits imposed by Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended. This Plan is intended to qualify as a plan maintained primarily for the purpose of providing deferred compensation to a select group of management and highly compensated employees for purposes of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

2.  Definitions.
    (a) "Board of Directors" shall mean the Board of Directors of Bank of New Hampshire Corporation.

    (b)  "Code" shall mean the Internal Revenue Code of 1986, as amended.

    (c) "Company" shall mean Bank of New Hampshire Corporation, and any member of a controlled group of corporations of which Bank of New Hampshire Corporation is a member.

    (d)  "Employee" shall mean any person employed by the Company.

    (e) "Excess Benefit" shall mean the benefit payable to a Participant under this Plan as determined pursuant to Section 5.

    (f) "Excess Preretirement Benefit" shall mean the benefit payable to a Participant's surviving spouse under this Plan as determined pursuant to Section 6.

    (g) "Participant" shall mean any Employee designated by the Board of Directors pursuant to Section 3 to participate in this Plan.

    (h) "Retirement Plan" shall mean the Retirement Plan for the Employees of Bank of New Hampshire Corporation and Affiliates.

3. Participation. Employees eligible to participate in this Plan shall be those Employees of the Company who were participants in the Retirement Plan and who are designated as Participants in this Plan by the Board of Directors.

4. Administration. This Plan shall be administered by the Executive Compensation Committee. The Executive Compensation Committee may, but need not, have one or more members who are also members of the Board of Directors. The Executive Compensation Committee shall have all discretionary authority and powers as may be necessary to administer the Plan, including but not limited to the power to construe and interpret the Plan, decide all questions of eligibility, and determine the amount, manner and time of distributions of benefits from the Plan. The Executive Compensation Committee shall have no power to add to, subtract from, or modify any of the terms of the Plan, but may interpret and apply any ambiguous or uncertain terms in its discretion, which interpretations shall be final and binding on all parties. If a

Participant or surviving spouse shall apply for benefits, and if such application shall be denied or the award of benefits shall be less than the claimant believes he or she is entitled to hereunder, the Participant may request a hearing before the Executive Compensation Committee. After hearing, the Executive Compensation Committee shall render a decision in writing, and said decision shall be final and binding on all parties.

5. Excess Benefit. Each Participant in the Plan shall be entitled to an Excess Benefit which shall be determined at the time that the Participant elects to commence monthly pension benefits under the Retirement Plan. Such Excess Benefit shall be an amount equal to the sum of the Excess Compensation Benefit and the Excess Limitation Benefit each determined as follows:

    (a)  Excess Compensation Benefit
         A lump sum payment equivalent to the actuarial present value of the excess of (A) over (B) where:

         (A) is the normal form (life annuity) of pension benefit which would have been paid to the Participant under the terms of the Retire-ment Plan before amendment of the provisions of said Retirement Plan relating to the maximum compensation permissable under
              Section 401(a)(17) of the Code as amended (and without regard to the limitations under Section 415 of the Code); and

         (B) is the normal form (life annuity) of benefit which is actually payable to the Participant under the terms of the Retirement Plan (but determined without regard to the limitations under Section 415 of the Code, if applicable).

    (b)  Excess Limitation Benefit
         A lump sum payment equivalent to the actuarial present value of the excess of (A) over (B) where:

         (A) is the normal form (life annuity) of pension benefit which the participant would be entitled to under the terms of the Retire-ment Plan, without application of the limitations imposed by
              Section 415 of the Code (but with application of the compensa-tion limitation under Section 401(a)(17) of the Code), and

         (B) is the normal form (life annuity) of benefit which is actually payable to the Participant under the terms of the Retirement Plan.

Notwithstanding the forgoing, no benefit shall be payable under this Section which is the result of duplication in calculating the effect of the limitations under Section 401(a)(17) and Section 415 of the Code.

In determining the Excess Benefit payable under the Plan, the Participant shall be granted credited service for the entire period for employment contemplated by his employment agreement and the compensation payable under such agreement shall be considered regardless of the Participant's actual termination of employment, unless such termination is for cause under the terms of the employment agreement.

6. Excess Preretirement Benefit. In the event that the Participant dies prior to the commencement of his monthly pension benefits under the Retirement Plan, the surviving spouse shall be entitled to an Excess Preretirement Benefit, which Benefit shall be an amount equal to the sum of the Excess Preretirement Compensation Benefit and the Excess Preretirement Limitation Benefit, each determined as follows:

    (a)  Excess Preretirement Compensation Benefit

         A lump sum payment equivalent to the actuarial present value of the excess of (A) over (B) where:


        (A) is the preretirement survivor annuity to which the Participant's spouse would have been entitled under the Retirement Plan if said spouse's benefit from the Retirement Plan had been determined before amendment of the provisions of such Retirement Plan relating to the maximum compensation formula as necessitated by amendments to Section 401(a)(17) of the Code, (and without regard to the limitations under Section 415 of the Code) and

        (B) is the preretirement survivor annuity actually paid to the Participant's spouse under the Retirement Plan (determined without regard to the limitations under Section 415 of the Code).

    (b)  Excess Preretirement Limitation Benefit
         A lump sum payment equivalent to the actuarial present value of the excess of (A) over (B) where:

         (A) is the preretirement survivor annuity to which the Participant's spouse would have been entitled under the Retirement Plan if such had been determined without application of the limitations imposed by Section 415 of the Code (but with application of the compensation limitation under Section 401(a)(17) of the Code); and

         (B) is the preretirement survivor annuity actually paid to the spouse under the terms of the Retirement Plan.

         The Excess Preretirement Benefit shall be paid, or commence, as soon as administratively practicable after the first day of the calendar year following the calendar year the spouse's preretire-ment survivor annuity is payable under the Retirement Plan. The form of payment of the Excess Preretirement Benefit shall be a lump sum, or equal annual installments over a period not to exceed 5 years at the election of the spouse, subject to the Executive Compensation Committee's sole discretion to accelerate previously elected installment payments or convert a lump sum election to the payment of equal annual installments over a period not to exceed 5 years. Any election by the spouse shall be made prior to the first day of the calendar year the Excess Preretirement Benefit is payable as a lump sum payment.

         Notwithstanding the foregoing, no benefit shall be payable under this Section which is the result of duplication in calculating the effect of the limitations under Section 401(a)(17) and Section 415 of the Code.

         No other benefits shall be paid to any beneficiary of any Participant under this Plan in the event that the Participant dies prior to the commencement of the monthly pension benefits under the Retirement Plan.

7. Form and Timing of Payment. The Participant may elect to receive the payment of his Excess Benefit in the form of a single lump sum cash payment or in equal annual installments over a period not to exceed 5 years. Any election of a form of payment shall be made prior to the first day of the calendar year his benefit is first payable as a lump sum payment.

The payment of the Excess Benefit shall be made or commence as soon as administratively practicable after the month the Participant is first eligible to receive his monthly benefits under the Retirement Plan.

Notwithstanding the forgoing, the Executive Compensation Committee may in its sole discretion either accelerate the payment of annual installments previously elected by the Participant, or require that the Excess Benefit be paid in equal annual installments over a period not in excess of 5 years regardless of any previous election by the Participant of a lump sum payment.

8. Not Assignable. Neither the Participant nor the spouse may alienate, transfer or assign any interest in or right to receive any benefits payable from this Plan, and any attempt to do so shall be null and void.

9. Fund. The Company may (but is not required to) fund all benefits payable under this Plan by contributions to an irrevocable grantor trust. However, all funds in any such trust shall be available for satisfaction of claims of judgment creditors of the Company. The funding of benefits under this Plan through such an irrevocable grantor trust may be contingent upon the receipt by the Company of a favorable private letter ruling from the Internal Revenue Service ruling that the use of such trust to fund this Plan will not result in adverse tax consequences to Plan Participants. If such a ruling cannot be obtained or the Company chooses not to request such a ruling, the benefits under this Plan may be paid from the general assets of the Company.

10. Termination. The Company may terminate this Plan at any time and for whatever reason it deems appropriate. If the Company terminates the Plan, each Participant shall be entitled to a lump sum benefit under this Plan equal to the actuarial present value of the difference between (A) and (B) where

        (A) is the normal form (life annuity) of benefit to which the Participant would be entitled under the Retirement Plan if the Retirement Plan terminated on the date that this Plan is terminated, without application of the amendments made to the Retirement Plan as a result of amendments to Section 401(a)(17) of the Code,and without application of the limitations imposed by Section 415 of the Code, and assuming the Participant had reached the earliest retirement age under the Retirement Plan, and

        (B) is the normal form of benefit which would be paid to the Participant under the terms of the Retirement Plan assuming the Participant had reached the earliest retirement age under the Retirement Plan on the date of termination of this Plan, had retired, and had begun receiving benefits under the Retirement Plan as of the date of termination of this Plan.

If at the time of termination of the Plan the Participant has died and the surviving spouse had not yet begun to receive benefits from the Retirement Plan, the Excess Preretirement Benefit in the amount determined under Section 6 of this Plan shall be paid to said spouse in the form specified in Section 7 and as soon as administratively practicable after termination of this Plan.

11. Miscellaneous.
    (a) Nothing in this Plan shall affect the rights of a Participant to participate in any other benefit program sponsored by the Company.

    (b) Participation in this Plan shall not affect the employment relation-ship between the parties in any way other than the provision of payments of Excess Benefits or Excess Preretirement Benefits pursuant to the terms hereof, and participation in this Plan shall not limit the right of the Company to terminate any Participant's employment at whatever time and for whatever reason it deems appropriate.

    (c) The Company may amend the Plan from time to time in its discretion, including, without limitation, such amendments as may be necessary for this arrangement to be and remain in compliance with applicable provisions of the Code.

    (d) This Plan shall be construed and enforced in accordance with the laws of the State of New Hampshire.


IN WITNESS WHEREOF, Bank of New Hampshire Corporation has caused this Plan to be executed by the duly authorized officer as of the day and year first above written.


WITNESS                             BANK OF NEW HAMPSHIRE CORPORATION


/s/ Anita W. Ball                   By:/s/ Gregory D. Landroche
                                       Its EVP/CFO

                              EXHIBIT (10) (h)

                            M E M O R A N D U M






TO:    Board of Directors - BNHC and BNH

FROM:  Executive Compensation Committee

RE:    ECC Recommended 1995 Incentive Bonus Plan

DATE:  January 25, 1995



------------------------------------------------------------------------------



Attached are the recommended Target and Discretionary Pools' dollar limits for the 1995 Incentive Bonus Plan and the procedures to be followed for determining awards to be paid from the Discretionary Pool. Also attached is a copy of the 1994 limits for your ease of reference and comparison to last year's awards available pursuant to the Bonus Plan.

As you can see, the approach to awards from the Target and Discretionary Pools have been left essentially unchanged from 1994 except to reflect an approximate increase of 15% in the "Target" ROAA with a similar percentage increase in potential bonus awards.

The Target Pool continues to utilize the Coopers & Lybrand "sliding-scale" approach in the calculation of amounts available for distribution. And, as in 1994, there will be a minimum level ROAA which must be achieved prior to any disbursements being made from this pool.

                     BANK OF NEW HAMPSHIRE CORPORATION

                            1995 INCENTIVE PLAN



                                    Target       Discretionary Pool

Thurber

Shea

Landroche

SVPs (Corp.) - (A)

EVPs & Above (Bank) - (B)

SVPs (Bank) - (C)

VPs (Corp. and Bank)

                                    $324,300           $162,150

                                             $486,450


(A)        (B)        (C)

ALD        HRA        EPC
WDB        RSB        PED
RJM        RBE        JTH
AGT                   CJJ
                      MWM
                      REM
                      DGT
                      SCW

                     BANK OF NEW HAMPSHIRE CORPORATION

                            Distribution Ranges

                               Target Bonus

                                   1995



ROAA*                    Distribution Factor               Bonus Dollars

 .85%                            .64                         $207,550

 .90 (1994 actual)               .72                          233,500

 .95                             .81                          262,700

1.00                             .90                          291,900

1.05 (Target)                   1.00                          324,300

1.10                            1.10                          356,700

1.15                            1.21                          392,400

1.20                            1.32                          428,100

1.25                            1.43                          463,750
















*No award if ROAA is less than .85%
**Budget for 1995 is 1.05%, actual for 1994 was .90%

                     BANK OF NEW HAMPSHIRE CORPORATION

                              1995 Bonus Plan

                       Discretionary Review Process



     Executive
Compensation Committee              Chairman                President

Chairman                            President               All VPs and above

                                    Corporate Officers



------------------------------------------------------------------------------


Methodology


-- All participants prepare goal memo outlining their individual goals for the 1995 calendar year.

-- Goals are reviewed by the individual's respective senior manager for quantifiability and consistency with overall bank goals.

-- Departmental/Divisional goals are reviewed and approved by the President.

-- At the end of the year an accomplishment memo is prepared by the individual which then follows a similar review process to the foregoing.

-- Actual awards are proposed and follow the following review process:

        . President reviews EVPs/SVPs/VPs and makes formal recommendations to Chairman.

        . Chairman reviews President and Corporate Officers and makes recommendations to the Executive Compensation Committee.

        . Executive Compensation Committee reviews Chairman and Chairman's recommendations and makes recommendations to the BOD.

        . BOD approval/changes/disapproval

                             EXHIBIT (10) (i)

                      COMPENSATION DEFERRAL AGREEMENT

                             Davis P. Thurber


Amendment #2                           Date:   December 22, 1994


With respect to an Agreement dated December 23, 1992 between Bank of New Hampshire, Bank of New Hampshire Corporation, and Davis P. Thurber, each party agree to the following changes to Paragraph #3, namely:

A.  Base Compensation will be $286,000 Per Annum.

B.  The amount of bi-weekly Deferred Compensation will be $2,040.00.



                                     BANK OF NEW HAMPSHIRE

/s/ Maureen Donovan                  By: /s/ Gregory D. Landroche     12/22/94
       Attest                                                           Date
                                     Its Chief Financial Officer
                                          Duly Authorized (Bank)


                                     BANK OF NEW HAMPSHIRE CORPORATION


/s/ Maureen Donovan                  By: /s/ Gregory D. Landroche     12/22/94
       Attest                                                           Date

                                     Its EVP, Treasurer and CFO
                                         Duly Authorized (Corporation)



/s/ Maureen Donovan                      /s/ Davis P. Thurber         12/22/94
       Witness                           Davis P. Thurber, Employee     Date

                             EXHIBIT (10) (j)

                      COMPENSATION DEFERRAL AGREEMENT

                               Paul R. Shea


Amendment #2                           Date:   December 22, 1994


With respect to an Agreement dated December 23, 1991 between Bank of New Hampshire, Bank of New Hampshire Corporation, and Paul R. Shea, each party agree to the following changes to Paragraph #3, namely:

A.  Base Compensation will be $220,000 Per Annum.

B. Total Deferred Compensation will be $74,300. This amount is to be divided as separate credits to my IRC 401-K account and the Compensation Deferral Agreement dated December 23, 1991. Initially, $65,000 per year to my deferred compensation account and $9,300* per year to my IRC 401-K account; however, of the total deferred, the credit to my IRC 401-K account shall be maintained at the maximum allowed by current regulations.

(*9,300, approximation based on Pre-Tax limits.)


                                     BANK OF NEW HAMPSHIRE

/s/ Maureen Donovan                  By: /s/ Gregory D. Landroche     12/22/94
       Attest                                                           Date
                                     Its Chief Financial Officer
                                          Duly Authorized (Bank)


                                     BANK OF NEW HAMPSHIRE CORPORATION


/s/ Maureen Donovan                  By: /s/ Gregory D. Landroche     12/22/94
       Attest                                                           Date

                                     Its EVP, Treasurer and CFO
                                         Duly Authorized (Corporation)



/s/ Maureen Donovan                      /s/ Paul R. Shea             12/22/94
       Witness                           Paul R. Shea, Employee         Date